EXHIBIT (D)(6)

                    SCHEDULE A DATED JANUARY 31, 2005 TO THE
                          INVESTMENT ADVISORY AGREEMENT
                              DATED APRIL 28, 1996
                                     BETWEEN
                 TURNER FUNDS & TURNER INVESTMENT PARTNERS, INC.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

                                                  FEE (IN BASIS POINTS)
FUND                                           OF AVERAGE DAILY NET ASSETS
----                                           ---------------------------

Disciplined Large Cap Growth Fund                         0.75%
Core Growth Fund                                          0.75%
Large Cap Growth Opportunities Fund                       0.75%
MidCap Growth Fund                                        0.75%
Small Cap Growth Fund                                     1.00%
Micro Cap Growth Fund                                     1.00%
Small Cap Equity Fund                                     0.95%
Technology Fund*                                     0.70% to 1.50%
Concentrated Growth Fund*                            0.70% to 1.50%
New Enterprise Fund*                                 0.70% to 1.50%




*The advisory fee is subject to a performance adjustment based on the Fund's performance relative to the performance of such Fund's comparative index.